Exhibit 99.1

WordLogic Corporation Appoints Linda Gaal Marketing Director

Press Release Source: WordLogic Corporation On Tuesday August 3, 2010, 6:13 am EDT

VANCOUVER, British Columbia, Aug. 3, 2010 (GLOBE NEWSWIRE) -- Linda Gaal has been named Director of Marketing for WordLogic Corporation (OTCQB:WLGC) (OTCBB:WLGC - News), reports WordLogic CEO Frank Evanshen. WordLogic Corporation is a leading-edge technology company developing advanced methods of text and information entry, advanced input, and refined search capabilities.

"Linda Gaal has a long, successful record in the marketing field," says Mr. Evanshen. "She brings more than a decade of experience in strategic growth and brand visibility to WordLogic Corporation."

Adds Mr. Evanshen, "Ms. Gaal's strategic marketing responsibilities include growing WordLogic's online presence in such social communities as Twitter, Facebook, Flickr and Yahoo Buzz. She will also enhance our online approach to display, search engine optimization, search engine marketing, mobile, and web analytics."

Prior to joining WordLogic, Ms. Gaal developed and executed strategic national and global search marketing campaigns for such Fortune 500 companies as Blackrock, Chevron, Jaguar, Land Rover, Schick and Citibank. She also served as Interactive Marketing Manager for Scottrade Financial Services from May 1999 to May 2007, where she played a major role in growing the firm into one of the top five online brokerage firms in the U.S. Ms. Gaal holds a B.A. degree from Saint Louis University.

Vancouver, BC-based WordLogic (www.wordlogic.com) is the developer of patent-protected predictive text software widely used in Internet-based search applications. WordLogic offers advanced methods of text and information entry into personal computing devices ranging from small handheld Mobile devices to Tablet and Desktop computers. WordLogic has several patents granted on its current products with many new applications now under consideration. Company information: WordLogic headquarters is located at 1130 West Pender St., Suite 230, Vancouver BC Canada. Telephone: 1-866-WORDLOGIC. Frank Evanshen, CEO, WordLogic Corporation 1+604.257.3660, fevanshen@wordlogic.com, Roger Sichel, Director of Business Development, 1+914.273.9691, rsichel@wordlogic.com, Media: Aaron Biller, Biller Communications, 1+212.663.4862, abiller@BillerCommunications.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See WordLogic's filings with the United States Securities and Exchange Commission which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.